                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. )

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement

   /X/  Definitive Proxy Statement

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                 AmVestors Financial Corporation
       ----------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

                 AmVestors Financial Corporation
       ----------------------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)*

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)  Title of each class of securities to which transaction applies:

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   2)  Aggregate number of securities to which transaction applies:

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   3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_/

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   4)  Proposed maximum aggregate value of transaction:

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_/  Set forth the amount on which the filing fee is calculated and state how it was determined.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:

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   4)  Date Filed:

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
                                  AMVESTORS FINANCIAL
- -------------------------------------------------------------------------------
                                     Corporation


                              NOTICE OF ANNUAL MEETING
                                         OF
                                    STOCKHOLDERS


    NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of AmVestors Financial Corporation will be held at 10:00 a.m. on May 19, 1994, at the Doubletree Hotel, 8801 N.W. 112th Street, Kansas City, Missouri 64153 for the following purposes:

        A. To elect three (3) Class I directors to serve until their terms expire or until their successors shall be elected and shall qualify;

        B.     To approve the 1994 Stock Purchase Plan for Non-Employee
               Directors.

        C.     To ratify the selection of independent public accountants;
               and

        D. To act upon any other matters which may come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on April 19, 1994, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting. Even in the event that you plan to attend, you are respectfully requested to sign, date and return the enclosed proxy.

                                      By Order of the Board of Directors


                                      /s/ LYNN F. HAMMES

                                      LYNN F. HAMMES, Secretary


Dated: April 19, 1994
Topeka, Kansas

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                      AMVESTORS FINANCIAL CORPORATION
               415 S.W. EIGHTH AVENUE, TOPEKA, KANSAS  66603

                             PROXY STATEMENT
                    ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD
                             MAY 19, 1994

  This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of AmVestors Financial Corporation (hereinafter referred to as "AmVestors" or the "Company"), the parent company of American Investors Life Insurance Company, Inc. (hereinafter referred to as "American" or the "Insurance Company"), American Investors Sales Group, Inc., AmVestors Investment Group, Inc. and Omni-Tech Medical, Inc., to be used in voting at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 19, 1994, at the Doubletree Hotel, 8801 N.W. 112th Street, Kansas City, Missouri 64153. The approximate date on which the proxy materials for the 1994 Annual Meeting of Stockholders are being mailed to stockholders of record is April 22, 1994.

  A person giving the enclosed proxy has the power to revoke it at any time before it is voted by notifying the Secretary of the Company in writing, by submitting a later-dated proxy or by voting in person at the meeting. Giving the proxy will not in any way affect the stockholder's right to attend the annual meeting and vote in person. The cost of this solicitation will be borne by the Company and may be conducted by mail, in person, or by telephone by employees of the Company. Such employees will receive no additional compensation for their participation in the solicitation of proxies on behalf of the Board of Directors. The Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies on behalf of the Board of Directors for a fee of approximately $5,000.00 plus out-of-pocket expenses.

  Stockholders of record at the close of business on April 19, 1994, will be entitled to notice of and to vote at the meeting. On the record date, there were 10,144,143 issued and outstanding shares of AmVestors Common Stock ("Common Stock"), no par value per share. A majority of the total issued and outstanding shares entitled to vote at the Annual Meeting will constitute a quorum. Broker non-votes, abstentions and withheld authority votes all count for the purpose of determining a quorum. Shares as to which a stockholder abstains are considered shares entitled to vote on the applicable proposal and are included in determining whether such proposal is approved (i.e., an abstention would have the effect of a vote against the applicable proposal). On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved (i.e. a broker non-vote would have no effect on the outcome of a vote on the applicable proposal). Stockholders of record are entitled to one vote per share upon all matters presented at the meeting, with the exception of the election of directors. Stockholders have cumulative voting rights with respect to the election of directors. Each stockholder shall have the right to cast as many votes in the aggregate as shall equal the number of shares held by him multiplied by the number of directors to be elected, and each stockholder may cast the whole number of votes for one candidate or may divide his votes among the three candidates in any manner the stockholder may determine. There are no conditions precedent to the exercise of such rights.

  The shares covered by any properly executed proxy received by the Board of Directors prior to the meeting will be voted as the stockholder specifies; HOWEVER, IF ANY SUCH PROXY FAILS TO SPECIFY HOW IT WILL BE VOTED IN THE ELECTION OF DIRECTORS OR ON ANY PROPOSAL, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES; FOR THE APPROVAL OF THE 1994 STOCK PURCHASE PLAN FOR NON-EMPLOYEE DIRECTORS; AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS LISTED THEREON. IN THE DISCRETION OF THE HOLDER OF THE PROXY, VOTES FOR THE ELECTION OF DIRECTORS MAY BE CUMULATED IN THE MANNER THAT THE HOLDER OF THE PROXY DETERMINES. As to any other matter of business which is properly brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the holder of the proxy; however, the Board of Directors does not know of any such other matters of business as of the date of mailing the proxy materials.

  Proposals for the 1995 Annual Meeting of the Company must be submitted in writing by qualified stockholders on or before December 23, 1994.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND RETURN THE ENCLOSED FORM OF PROXY.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth information, based upon the records of the Company and filings with the Securities and Exchange Commission as of April
19, 1994, with respect to all persons who were known to the Company to be the beneficial owners of more than five percent (5%) of the Company's
Common Stock (the only class of voting securities outstanding):

                                                         AMOUNT AND NATURE OF       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP       OF CLASS
- ---------------------------------------------------    ------------------------   ------------
J.P. Morgan & Co., Incorporated
  60 Wall Street, New York, New York  10250-0060               530,002 (1)            5.1%

(1) J.P. Morgan & Co., Incorporated beneficially owns 530,002 shares of the Company's Common Stock, including warrants to purchase 170,002 shares of the Company's Common Stock. The information with respect to J.P. Morgan & Co., Incorporated is taken from Schedule 13G dated December 31, 1993.

SECURITIES OWNED BY MANAGEMENT

  The following table sets forth, as of March 31, 1994, information with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee, each executive officer named in the Summary
Compensation Table below, and by all directors, nominees and officers as a group:

                                                                           AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                                 BENEFICIAL OWNERSHIP (1)      PERCENT OF CLASS
- ------------------------------------------------                       ----------------------------  --------------------
Janis L. Andersen, Director                                                       17,944                      *
John Q. Adams, Director                                                           13,677                      *
Robert G. Billings, Director                                                       4,321                      *
Jack H. Brier, Director                                                            6,778 (2)                  *
Lynn F. Hammes, Secretary & Treasurer of the Company                              40,010 (3)                  *
Mark V. Heitz, President, General Counsel and Director of the Company            119,686 (4)                  1.2%
Ralph W. Laster, Jr., Chairman, Chief Executive Officer and
   Director of the Company                                                       155,481 (5)                  1.5%
R. Rex Lee, M.D., Director                                                        95,887 (6)                  *
Robert R. Lee, II, Director                                                        4,178                      *
Robert T. McElroy, M.D., Director                                                 47,430 (7)                  *
James V. O'Donnell, Director                                                       1,000                      *
Timothy S. Reimer, Chief Investment Officer of the Company                        43,925 (8)                  *
All officers and directors as a
group (12 persons)                                                               550,335                      5.3%

*Less than one percent (1%)

(1) Directors and Officers have sole voting and investment powers of the shares shown unless held under options or otherwise indicated below.

(2) Includes 1,600 shares owned by Brier Development Company, Inc. Mr. Brier is the president and sole shareholder of Brier Development Company, Inc.

                                    3

(3) Includes 3,310 shares allocated and held in trust under the Company's Employee Stock Ownership Plans ("ESOPs"). Includes 36,500 shares which may be acquired upon the exercise of options which are currently exercisable.

(4) Includes 6,996 shares allocated and held in trust under the Company's ESOPs. Includes 103,240 shares which may be acquired upon the exercise of options which are currently exercisable.

(5) Includes 8,622 shares allocated and held in trust under the Company's ESOPs. Includes 106,562 shares which may be acquired upon exercise of options which are currently exercisable.

(6) Includes 577 shares allocated and held in trust under the Company's ESOPs. Includes 23,271 shares which may be acquired upon the exercise of options which are currently exercisable.

(7) Includes 1,339 shares owned by Dr. McElroy's spouse.

(8) Includes 4,268 shares allocated and held in trust under the Company's ESOPs. Includes 39,657 shares which may be acquired upon the exercise of options which are currently exercisable.

                              PROPOSAL A
                        ELECTION OF DIRECTORS

  The Company's Articles of Incorporation provide that the members of the AmVestors Financial Corporation Board of Directors (the "Board") shall be divided into three classes, as nearly equal in number as possible, each of which is to serve for three years, one class being elected each year. The terms of the directors in Class I expire with this Annual Meeting.

  John Q. Adams, Jr., an incorporator and director of the Insurance Company, and a director of the Company since 1987, will retire from the Board, effective on the date of the Company's Annual Meeting. The Board wishes to express its gratitude to Mr. Adams for his valuable service to the Company and its subsidiaries.

  Unless otherwise directed, the shares represented by properly executed proxies received prior to the vote on the election of directors will be cast for the three nominees listed below. If any nominee becomes unavailable for any reason, or if a vacancy on the Board of Directors should occur before the election (which events are not anticipated), the shares represented by proxies may be voted for such other person as may be determined by the holder of such proxies.

  The following information is provided for the nominees for the Class I directors and for the Class II and Class III directors whose terms in office are continuing.

                            NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                                                PRINCIPAL                  DIRECTOR        TERM TO
        NAME               AGE                 OCCUPATION                    SINCE         EXPIRE
- ----------------------   -------   ---------------------------------     ------------    ----------
Janis L. Andersen          40       Self-Employed Public Relations
                                    Marketing Consultant                     1986           1997

Mark V. Heitz              41       President and General Counsel of
                                    AmVestors Financial Corporation          1986           1997

Robert T. McElroy, M.D.    58       Physician and Surgeon                    1994           1997

                                    4

                             CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Robert G. Billings         57       President, Alvamar, Inc.                 1986           1995

Jack H. Brier              47       President, Brier Development
                                    Company, Inc.                            1994           1995

Robert R. Lee, II          36       Attorney, Wilson, Lee & Gurney           1992           1995

Ralph W. Laster, Jr.       42       Chairman of the Board and Chief
                                    Executive Officer of AmVestors
                                    Financial Corporation                    1986           1996

R. Rex Lee, M.D.           63       Physician and Surgeon                    1986           1996

James V. O'Donnell         43       President, Bush-O'Donnell and
                                    Company, Inc.                            1994           1996

NOMINEES

  Janis L. Andersen has been a director of the Insurance Company since August 1987. She also has served on the Board of AmVestors since its inception in 1986. Ms. Andersen is a self-employed public relations and marketing consultant.

  Mark V. Heitz currently serves as President and General Counsel of AmVestors; Chairman and General Counsel of the Insurance Company; and President and Chief Executive Officer of American Investors Sales Group, Inc. He has served as a director of the Company since its inception in 1986. Mr. Heitz has also served as a director of American Investors Sales Group, Inc. since 1986. He is also currently a member of the Boards of AmVestors Investment Group, Inc. and Omni-Tech Medical, Inc. to which he was elected in 1988 and 1992, respectively.

  Robert T. McElroy, M.D. was appointed to the Board of AmVestors on March 24, 1994. He has also served as a director of the Insurance Company since 1983. Dr. McElroy is a self-employed physician and surgeon in Topeka, Kansas.

CONTINUING DIRECTORS

  Robert G. Billings is President of Alvamar, Inc. He has served on AmVestors' Board since 1986 and has been a director of the Insurance Company since 1982. Mr. Billings has also served on the Board of AmVestors Investment Group, Inc. since 1988.

  Jack H. Brier was appointed to the Board of AmVestors on March 24, 1994. He has served on the Board of AmVestors Investment Group since 1992. Mr. Brier served as a member of the Board of Trustees of the Kansas Public Employees Retirement System from 1990 to 1992. He is also a member of the Board of Columbian National Title Insurance Company. Mr. Brier is currently the President of Brier Development Company, Inc. in Topeka, Kansas.

  Robert R. Lee, II has been engaged in the private practice of law in Wichita, Kansas, since 1984. He is currently a partner in the law firm of Wilson, Lee & Gurney. Mr. Lee has served on the Board of AmVestors since 1991 and the Insurance Company since 1989. Mr. Lee is the son of Dr. R. Rex Lee, a fellow member of the AmVestors' Board.

  Ralph W. Laster, Jr. has served as Chief Executive Officer of AmVestors since January 1988, and as Chairman of the Board of AmVestors since May 1988. In addition to his duties as Chairman and Chief Executive Officer of AmVestors, Mr. Laster has also served as President and Chief Executive Officer of the Insurance Company since April 1991 and serves as Chairman of the Board of American Investors Sales Group, Inc; Chairman, President and Chief Executive Officer of AmVestors Investment Group, Inc.; and Chairman and Chief Executive Officer of Omni-Tech Medical, Inc. Mr. Laster has served the Company since its inception and has been affiliated with the Insurance Company since 1981.

  R. Rex Lee, M.D. was an incorporator of the Insurance Company and has served as a director of the Insurance Company since its incorporation in March 1965. Dr. Lee has also served on the Board of AmVestors since its inception in 1986. In addition, Dr. Lee served as Senior Medical Director to the Insurance Company from May 1965 to April 1993. Dr. Lee is a self-employed physician and surgeon in Wichita, Kansas.

  James V. O'Donnell was appointed to the Board of AmVestors on March 24, 1994. Mr. O'Donnell has served on the Board of AmVestors Investment Group since 1990. He currently serves as President of Bush-O'Donnell and Company, Inc. a funds management and investment banking firm in St. Louis, Missouri. Prior to his work at Bush-O'Donnell, Mr. O'Donnell was employed at Goldman, Sachs & Company from 1974 to 1988 where he held the title of Vice President.

  The favorable vote of a plurality of the Common Stock of the Company in attendance or represented by proxy and entitled to vote at the Annual Meeting is needed for the election of directors.

  The Board of Directors recommends a vote FOR the election of each of the nominees to the Board.

                             BOARD OF DIRECTORS

BOARD AND COMMITTEES OF THE BOARD

  The full Board met 12 times in 1993. All directors attended more than 75% of the total number of meetings of the Board and Committees to which they belong.

  The Company has standing audit, nominating and compensation committees. During 1993, Mr. Adams served on each of these committees. He will continue to serve on these committees until his retirement from the Board.

  The Company's Audit Committee consists of Ms. Andersen and Messrs. Adams, Billings and Robert R. Lee, II. The committee met three times during the year. Its function is to recommend to the Board of Directors the independent public accounting firm that will conduct the annual audit of the Company's accounts, to review the nature and scope of the audit, to review the accounting practices and control systems of the Company, and to review the qualifications and performance of the proposed auditing firm. The selection of such firm is subject to ratification by the stockholders at each Annual Meeting.

  The Nominating Committee consists of Messrs. Adams, Laster, and Robert R. Lee, II. The committee met once during the year to nominate directors for election. They will consider stockholder nominations submitted in writing.

  The Compensation Committee consists of Messrs. Adams, Billings and R. Rex Lee, who serves as chairman of the committee. The committee met eight times to review and recommend to the Board of Directors the levels, amounts and types of compensation and remuneration paid to officers and directors of the Company. See Executive Compensation.

COMPENSATION OF DIRECTORS

  Outside directors were compensated for their service on the Board of AmVestors Financial Corporation at the rate of $250 per month plus $1,250 for each meeting attended. For committee meetings held on days other than the regular Board Meeting, each outside Board member in attendance is compensated $500 for such attendance in service. Directors who are employees of the Company are not compensated for service as members of the Board or any Committee of the Board. In addition, the Chairman of the Compensation Committee is paid $1,000 per month.

  On November 19, 1993, the Board granted each non-employee director options to purchase 7,000 shares of the Company's Common Stock at an exercise price of $10.00 per share (the fair market value on the date of grant) under the 1989 Non-Qualified Stock Option Plan. On April 20, 1993, Dr. Lee was granted options to acquire 12,000 shares at an exercise price of $12.66 per share. These shares were granted to Dr. Lee in his capacity as Senior Medical Director of American. In addition, on November 19, 1993, Dr. Lee was granted options to acquire 12,000 shares at an exercise price of $10.00 per share. These options were granted to replace stock options which expired without exercise. All stock options granted to directors during 1993 are exercisable 12 months after the grant date and have a term of 10 years.

  On February 24, 1994, the Board of Directors adopted, subject to stockholder approval, the 1994 Stock Purchase Plan for Non-Employee Directors ("Director Purchase Plan"). Under the Director Purchase Plan, each non-employee director may elect to purchase shares of the Company's Common Stock in lieu of receiving directors fees. In the event of such an election, the Company will apply the amount of director fees specified by the director to purchase shares of the Company's Common Stock. See Proposal B, Approval of the 1994 Stock Purchase Plan for Non-Employee Directors.

  On March 26, 1992, the Company adopted the AmVestors Financial Corporation Directors Retirement Plan ("Plan"). The Plan provides a monthly retirement benefit to eligible retired directors in the amount of $750.00. In addition, the Company will continue to pay premiums for life insurance coverage for each eligible director for the amount of coverage provided while they were a director of the Company. Directors who attain age 60 and have completed five years of service for the Company are eligible to receive benefits under the Plan.

                            EXECUTIVE OFFICERS

  The following is a list of current executive officers of the Company.
Officers serve at the pleasure of the Board of Directors.

  Name                       Age      Position(s) Held with the Company
  --------------------     -------    -------------------------------------------
  Ralph W. Laster, Jr.       42       Mr. Laster has served as  Chief Executive officer of AmVestors
                                      Financial Corporation since January 1988, and as Chairman of the Board of AmVestors since May 1988.  Mr. Laster has also served as President and Chief Executive Officer of the Insurance Company since April 1991 and serves as Chairman of the Board of American Investors Sales Group,
                                      Inc; Chairman, President and Chief Executive Officer of AmVestors
                                      Investment Group, Inc.; and Chairman and Chief Executive Officer of
                                      Omni-Tech Medical, Inc.

  Mark V. Heitz              41       Mr. Heitz currently serves as President and General Counsel of
                                      AmVestors; Chairman and General Counsel of the Insurance Company;
                                      and President and Chief Executive Officer of American Investors Sales
                                      Group, Inc. He has served as a director of the Company since its inception in 1986 and as a director of the Insurance Company since 1986.
                                      Mr. Heitz has also served as a director of American Investors Sales Group,
                                      Inc. since 1986, and he is a member of the Boards of AmVestors
                                      Investment Group, Inc. and Omni-Tech Medical, Inc.

  Lynn F. Hammes             41       Mr. Hammes has served as Secretary and Treasurer of the Company since 1990. In addition, Mr. Hammes also serves as Senior Vice
                                      President and Chief Financial Officer of American and Secretary and
                                      Treasurer of American, American Investors Sales Group, Inc. and
                                      AmVestors Investment Group, Inc. He is also a member of the Board of
                                      AmVestors Investment Group, Inc. to which he was elected in 1993.
                                      Mr. Hammes has been employed by the Company since 1987.

                                    7

  Timothy S. Reimer          34       Mr. Reimer has served as Chief Investment Officer of the Company since 1993. In addition, Mr. Reimer serves as Vice President of
                                      AmVestors Investment Group, Inc. and Chief Investment Officer of
                                      American, American Investors Sales Group, Inc. and American
                                      Investment Group, Inc. He is also a member of the Board of AmVestors
                                      Investment Group, Inc. to which he was elected in 1988. Mr. Reimer has been employed by the Company since 1988.

                            EXECUTIVE COMPENSATION

  In accordance with rules pertaining to executive compensation disclosure adopted by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information with regard to the compensation and benefits provided the Company's Chief Executive Officer and certain of the most highly compensated executive officers. The disclosure requirements include the use of various tables and graphs, and a report from the compensation committee explaining the rationale that led to the fundamental executive compensation decisions discussed herein. On June 11, 1993, the Company effected a 1 for 2.5 share reverse stock split. All share and per share data relating to periods prior to that date presented below have been adjusted to reflect such reverse stock split.

  The following table sets forth summary compensation information for the last three fiscal years on Mr. Laster, the Company's Chief Executive
Officer, and Messrs. Heitz, Hammes, and Reimer, the three executive officers, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1993, 1992 and 1991.

                                      SUMMARY COMPENSATION TABLE
                                                                                LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                                                                 AWARDS
                                              ANNUAL COMPENSATION (1)         ------------          ALL OTHER
             NAME AND                         -----------------------    SECURITIES UNDERLYING       COMPEN-
        PRINCIPAL POSITION         YEAR      SALARY ($)     BONUS ($)       OPTION/SAR'S (#)      SATION ($) (2)
  ----------------------------    ------    ------------   -----------   ---------------------    --------------
  Mr. Ralph W. Laster, Jr.         1993       370,000        162,500          95,000 shrs             28,710
  Chairman and CEO of the          1992       325,000        255,000          26,562                  23,029
  Company                          1991       300,500             --          48,000                       *

  Mr. Mark V. Heitz                1993       235,000        105,000          81,000                  28,710
  President and General            1992       210,000        170,000          29,241                  23,029
  Counsel of the Company           1991       198,450             --          48,000                       *

  Mr. Lynn F. Hammes               1993       123,632         25,000          37,500                  22,556
  Secretary and Treasurer          1992        94,000         15,000           2,500                  11,001
  of the Company                   1991        80,000             --          24,000                       *

  Mr. Timothy S. Reimer            1993       173,813         50,000          24,500                  28,498
  Chief Investment Officer         1992       150,000         25,000              --                  17,621
  of the Company                   1991       100,000             --          33,657                       *

* In reliance on the transition provisions applicable to the revised rules on executive compensation and director compensation disclosure adopted by the SEC, amounts of All Other Compensation have been omitted for the fiscal year of 1991.

(1) Excludes perquisites which did not exceed the lesser of $50,000 or 10% of the combined salary and bonus of any executive officer for the year.

                                    8

(2) Amounts reported in this column consist of contributions allocated by the Company to each officer under the Company's tax qualified ESOPs and the AmVestors Financial Corporation Money Purchase Pension Plan. These allocations are held in trust pending the officer's termination or retirement. All full time employees with more than one year of service participate in these plans.

              STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table contains information concerning the grant of stock options under the Company's 1989 Non-Qualified Stock Option Plan to the four executive officers of the Company named above during 1993. The table provides the number of options granted, the exercise price, and the present dollar value of the options.

                              OPTION GRANTS IN 1993

                               INDIVIDUAL GRANTS
  ----------------------------------------------------------------------------------------
                       NUMBER OF
                       SECURITIES           % TOTAL
                       UNDERLYING       OPTIONS GRANTED       EXERCISE                        GRANT DATE
                    OPTIONS GRANTED      TO EMPLOYEES       OR BASE PRICE      EXPIRATION    PRESENT VALUE
  NAME                  (#) (1)         IN FISCAL YEAR        ($/SH) (2)          DATE            ($)
  ------------     -----------------   -----------------   ---------------    ------------  ---------------
  Mr. Laster             32,000               7.8%              $12.66         04/20/2003      $149,440
                         63,000              15.0                10.00         11/19/2003       232,470

  Mr. Heitz              26,000               6.4                12.66         04/20/2003       121,420
                         55,000              13.5                10.00         11/19/2003       202,950

  Mr. Hammes             10,000               2.5                12.66         04/20/2003        46,700
                         27,500               6.7                10.00         11/19/2003       101,475

  Mr. Reimer              6,000               1.5                12.66         04/20/2003        28,020
                         18,500               4.5                10.00         11/19/2003        68,265

(1) All options granted to buy Common Stock of the Company. All options are exercisable 12 months following the date of grant and have a term of 10 years, unless terminated earlier by reason of the executive officer's termination of employment as described below. All options shall terminate upon the earlier of (i) the date of termination of the executive officer's employment if such termination occurs within 12 months of the date of the option grant; (ii) three months following the date of termination of the executive officer if such termination occurs more than 12 months following the option grant; or (iii) 12 months following the date of the executive officer's termination if such termination is by reason of death or disability.

(2) The exercise price of all option grants was the closing market price of the Common Stock on the date of grant.

(3) The values shown were calculated using the Black-Scholes option pricing model and are presented solely for purposes of comparative disclosure in accordance with certain regulations of the SEC. The Black-Scholes model is a mathematical formula widely used to value traded stock options, which calculates present value based on assumptions about future interest rates, stock price volatility and dividend yield. There is no assurance that the value realized by an executive officer, if any, will be at or near the value estimated by the Black-Scholes model. In calculating the grant date present values set forth in the table, the Company used the following assumptions: (a) expected volatility of 20%; (b) discount rate of 3.06%;
(c) no payment of dividends; and (d) exercise at the end of the ten year period from the date of grant. No adjustments have been made for non-transferability or risk of forfeiture.

                                 AGGREGATED OPTION/SAR EXERCISES IN 1993,
                                   AND 1993 YEAR END OPTION/SAR VALUE
                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                       OPTIONS/SARS AT 1993            IN-THE-MONEY OPTIONS/SARS
                                                           YEAR END (#)                AT 1993 YEAR END ($) (4)
                                                    ------------------------------   ----------------------------
                     (a)
                   NUMBER
                OF SECURITIES
                  UNDERLYING           (b)
                 OPTIONS/SARS         VALUE             (c)            (d)               (e)             (f)
    NAME          EXERCISED      REALIZED ($) (2)   EXERCISABLE   UNEXERCISABLE (3)   EXERCISABLE   UNEXERCISABLE
  ----------    --------------   ----------------   -----------   -----------------   -----------   -------------
  Mr. Laster      20,000 shrs         $1,250          81,834          115,000           $332,368       $63,000
  Mr. Heitz       10,000                 625          84,512           91,000            333,997        55,000
  Mr. Hammes          --                  --          29,954           37,500            121,863        27,500
  Mr. Reimer          --                  --          33,657           24,500            149,549        18,500

(1) The amounts in this column represent the number of shares underlying cash only SARs which were settled at year end 1993.

(2) Value realized is calculated by subtracting the exercise price or base price from the market value of the underlying stock at the time of exercise.

(3) Includes 20,000 SARs held by Mr. Laster and 10,000 SARs held by Mr. Heitz. All outstanding SARs are payable in cash only.

(4) Value of unexercised In-The-Money Options is calculated by subtracting the exercise price from the market value of the underlying stock at 1993 year end and multiplying the result times the number of shares in columns
(c) and (d). Year end market value of Common Stock was $11.00.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                           OF EMPLOYMENT ARRANGEMENTS

  Pursuant to an employment agreement by and between AmVestors, American, AmVestors Investment Group, Inc. and American Investors Sales Group, Inc. ("Companies") and Mr. Laster, the Companies have agreed to provide Mr. Laster a base salary, health benefits, insurance benefits and other perquisites through May 31, 1997. Mr. Laster's salary is reviewed annually based upon certain subjective and objective performance factors discussed in the Compensation Committee Report on Executive Compensation. The agreement also provides that if Mr. Laster is discharged without cause, prior to the end of the contract term, he is entitled to receive contract compensation throughout the remaining term of the contract.

  Pursuant to an employment agreement by and between AmVestors, American and Mr. Heitz, AmVestors and American have agreed to provide Mr. Heitz a base salary, health benefits, insurance benefits and other perquisites through December 31, 1995. Mr. Heitz's salary is reviewed annually based upon certain subjective and objective performance factors. The agreement also provides that AmVestors and American will pay Mr. Heitz severance pay, if he is discharged without cause, in an amount equal to the salary and other compensation and benefits due for the remainder of the calendar year in which such termination of employment occurs. Mr. Heitz is also entitled to receive a continuation of his monthly base salary for a period not to exceed the difference between 12 months and the number of months after such termination in which salary and benefits were payable in the calendar year in which such discharge occurred.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Recommendations on executive compensation are made to the Board by the three member Compensation Committee of the Board ("Committee"). The Committee is composed of Mr. Billings, Dr. Lee, and Mr. Adams. Each member of the Committee is a non-employee director of the Company. Mr. Robert R. Lee, II served as an advisor to the Committee during 1993. Dr. Lee was employed by the Insurance Company during 1992 and 1993 as Senior Medical Director. Dr. Lee was compensated for his services at an annual salary of $12,000. Dr. Lee resigned as Senior Medical Director on April 30, 1993.

  On January 22, 1991, the Company made a 30 year, $504,000 first mortgage loan on the personal residence of Dr. Lee, a director of the Company. At the time the loan was made, it represented a loan to estimated value of approximately 80%. The largest outstanding balance on the loan during 1993 was $213,052 on January 1, 1993. This loan originally provided for interest at the rate equal to the cost of funds of the Eleventh District of the Federal Reserve, plus 2% and had a final payment due February 1, 2021. On December 10, 1992, the terms of the loan were renegotiated to provide for interest to be fixed at rate of 7.5% and a final payment due January 10, 2008. The outstanding principal balance on this loan was $205,059 as of December 31, 1993.

  Set forth below is a report submitted by Mr. Billings, Dr. Lee, and Mr. Adams, addressing the Company's compensation policies and philosophies for 1993 as they affected Mr. Laster and the other executive officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The compensation committee report on executive compensation below shall not be deemed to be filed under, or incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

EXECUTIVE COMPENSATION POLICIES

  This report outlines the Company's general compensation policy, as endorsed by the full Board of Directors, and explains the Committee's actions with regard to executive compensation for the year ended December 31, 1993. Compensation decisions are made by the whole Board based upon the review and recommendations of the Committee. It is anticipated that criteria similar to that discussed below will be employed for compensation decisions in 1994.

  The focus of the executive compensation program is to attract, motivate and retain quality executives by providing a well rounded compensation plan based on both Company and individual performance. In addition to salary and bonus awards, the Committee utilizes both annual and long-term stock incentive plans which are intended to reward executive officers and other key employees upon achieving specific goals.

  The Committee recognizes that stock ownership and stock-based performance arrangements are beneficial and operate to increase incentive to enhance stockholder value. The Company relies heavily on this type of compensation arrangement as a significant element in the total compensation program.

  Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to certain executive officers. Compensation that qualifies as performance-based compensation for purposes of section 162(m) is not subject to the $1 million deduction limitation. Because section 162(m) was only recently enacted and final regulations from the Department of Treasury interpreting the provision have not been issued, there are many questions regarding the application of the performance-based compensation exception. The Committee will continue to evaluate section 162(m) and the proposed regulations relating thereto and intends to adopt a policy with respect thereto following the adoption of final regulations.

  EXECUTIVE OFFICER COMPENSATION AND PERFORMANCE

  Compensation paid to the executive officers in 1993 consisted of base salary, annual bonus, stock options awarded under the Company's 1989 Non-Qualified Stock Option Plan, amounts received under stock appreciation rights (SARs) which were granted in 1990 under the Company's 1989 Stock Appreciation Rights Plan, and contributions to the Company's employee stock ownership plan and money purchase pension plan. Bonus compensation paid to executive officers in 1993 was paid in the form of a salary bonus throughout the year. As discussed below, each element of compensation is based on a combination of qualitative and quantitative factors.

BASE SALARY AND ANNUAL BONUS

  The salary and bonus of the Company's executive officers is reviewed and approved annually by the Board. The Board's decisions concerning base salary and bonus levels are based upon recommendations from the Committee, which reviews corporate and individual performance in making its recommendations to the Board. To assist the Committee, the Chief Executive Officer reviews the performance of each of the Company's executive officers and recommends to the Committee proposed remuneration for each respective officer. The Committee considers both objective and subjective criteria in its evaluation of each executive officer, including the Chief Executive Officer.

  The Committee considered several objective factors in its compensation decisions for 1993. Factors relevant to its decisions were earnings per share, return on stockholders' equity, increase in market value of the Company's Common Stock, asset growth, and performance of the Insurance Company's investment portfolio. In 1992, the Company posted earnings of $2.56 per share, an increase of $.72 over 1991. Stockholders' equity increased 60% from $30.9 million in 1991 to $49.5 million in 1992. The market value of the Company's Common Stock rose 59%, from $6.88 per share on December 31, 1991, to $10.94 at December 31, 1992. Additionally, in 1992 assets grew 6.7%, to $2.0 billion.

  The Committee also considers subjective factors in its review of each executive officer. Such factors include business planning skills, leadership abilities, creativity, experience, assumption of additional duties in connection with promotions or changes and individual performance in any special projects or situations.

  The Committee attempts to recommend to the Board base salary and cash bonuses commensurate with each executive officer's performance.

STOCK INCENTIVE PLANS

  The Company currently has three separate stock incentive plans: (1) 1989 Non-Qualified Stock Option Plan, (2) 1989 Stock Appreciation Rights Plan, and (3) 1989 Restricted Stock Plan. Awards under each of the three plans are designed to align the long-term interests of the stockholders and the officers of the Company. The Board believes these forms of compensation function to promote long-term performance and improve stockholder value and at the same time permit the Company to attract and retain key executives and reward officers for outstanding individual performance. Stock incentive compensation is awarded primarily to those officers whose positions afford the greatest opportunity to impact the Company's long-term performance.

  For the reasons described above, the Board determined that a greater portion of the compensation paid to executive officers should be in the form of non-cash compensation rather than in cash bonus. Accordingly, during 1993, despite the dramatic improvements in the Company's financial performance in 1992, the Committee reduced the amount of cash bonuses paid to Messrs. Laster and Heitz. In lieu of increased cash bonuses, the Board awarded these officers an increased number of stock options under the 1989 Non-Qualified Stock Option Plan. In addition, in an effort to encourage strong long term performance and greater stock ownership by management, in 1993 the Board increased the term of all new options granted to executive officers to 10 years.

CEO COMPENSATION

  The Chief Executive Officer's primary responsibilities are to direct and oversee the day-to-day operations of the Company and its wholly-owned subsidiaries, including, but not limited to, the investment of the Company's assets.

  In the past, these duties have been divided among three different individuals. Since 1990, the Board of Directors has consolidated these responsibilities under one person. The Board considered it critical that this be done, in part, due to the losses incurred in 1989 and 1990, and because the Board felt that the division of these duties among three persons was resulting in a lack of decisive and creative leadership.

  To accomplish the aforementioned consolidation of the duties of Chief
Executive Officer, Mr. Ralph W. Laster, Jr. assumed the title, duties and responsibilities as Chief Executive Officer of AmVestors Investment Group in January 1990, and the title, duties and responsibilities as Chief
Executive Officer of American Investors Life Insurance Company, Inc. in
April 1991. A five (5) year history of total compensation and certain other relevant information for those three positions, all currently held by Mr.
Laster, follows:

                                     1993          1992          1991           1990          1989
                                  ----------    ----------    -----------    ----------    ----------
  Total Compensation               $532,500      $661,250      $494,064       $713,320      $677,330

  Total Compensation as a
  percent (%) of Revenue               .33%          .38%          .29%           .61%          .57%

  Total Compensation as a
  percent (%) of Profit               2.96%         3.93%         4.88%              *             *

  Total Compensation as a
  percent (%) of Assets                .03%          .03%          .03%           .04%          .05%

  *The Company reported losses in 1989 and 1990.

  Mr. Laster's cash compensation in 1993 included a $162,500 bonus. The bonus paid in 1993 was based upon the Company's financial performance in 1992 as previously described. Among other things, the Board considered the dramatic improvement in profitability, continued growth in assets, and the 160% increase in the price of the Company's Common Stock in 1992.

  Stock option grants provide the right to purchase shares of Common Stock at the closing market price on the date of the grant. In 1993, the Board granted options to Mr. Laster as set forth in the option grant tables above. The number of shares covered by Mr. Laster's options reflects the Board's assessment of his relative value to the Company and his ability to impact the Company's performance.

        R. Rex Lee, M.D.                          John Q. Adams
        Chairman of the Committee                 Robert G. Billings

                                PERFORMANCE GRAPH

  The following line graph provides a comparison of the Company's cumulative total stockholder return with the NASDAQ Index and the NASDAQ Financial Index.

  The stock performance graph shall not be deemed to be filed under, or incorporated by reference into, any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMVESTORS, NASDAQ INDEX, AND THE NASDAQ FINANCIAL INDEX
                     AMVESTORS FINANCIAL CORPORATION

                               [ Graph ]

[FN]
*Total return assumes reinvestment of dividends. Stockholder return shown on this graph is not necessarily indicative of future performance.

TRANSACTIONS WITH MANAGEMENT AND STOCKHOLDERS

  In 1991, the Company made a first mortgage loan on the personal residence of Dr. R. Rex Lee as described under the heading Compensation Committee Interlocks and Insider Participation.

                                PROPOSAL B
                  APPROVAL OF THE 1994 STOCK PURCHASE
                    PLAN FOR NON-EMPLOYEE DIRECTORS

  On February 24, 1994, the Board of Directors approved a resolution setting forth Director Stock Ownership Guidelines. The Guidelines require each director of the Company to hold a minimum of 5,000 shares of the Company's Common Stock. The guidelines mandate current directors and nominees achieve the minimum holding requirement by May 1, 1995. For purposes of the Guidelines, stock beneficially owned by directors shall count toward the satisfaction of the Guidelines, however, stock options, even if vested, shall not be considered for such purposes. Any director failing to achieve and maintain the minimum holding requirement may be removed from the Board by a majority vote of the directors who have satisfied the Guidelines.

  To assist non-employee directors in meeting the Guidelines, on February 24, 1994, the Board of Directors adopted, subject to stockholder approval, the 1994 Stock Purchase Plan for Non-Employee Directors ("Director Purchase Plan"). The Director Purchase Plan allows non-employee directors to purchase shares of the Company's Common Stock in lieu of receiving director fees. The Director Purchase Plan is designed to attract and retain well-qualified individuals to serve as outside directors and to enhance the identity of their interests and the interest of the shareholders.

  The following is a summary of the principal features or the Director Purchase Plan:

  Eligibility and Participation: Only the Company's directors who are not employees of the Company, or any affiliate or subsidiary of the Company ("non-employee directors") are eligible to participate in the Director Purchase Plan. The Company currently has seven non-employee directors. Participation in the Director Purchase Plan is optional and subject to an irrevocable election by participating non-employee directors. (A non-employee director who has elected to participate in the Director Purchase Plan is referred to herein as a "Participant".)

  Shares Available Under the Plan: The Director Purchase Plan authorizes the purchase of up to 100,000 shares of the Company's Common Stock. However, the number of shares that may be purchased under the Director Purchase Plan will be adjusted proportionately in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other capital adjustment of shares of Common Stock.

  Administration: The Director Purchase Plan will operate pursuant to procedures and guidelines set forth therein. Other than the Board of Directors' determination of the total amount of director fees payable to non-employee directors, no discretion regarding administration of the Director Purchase Plan is vested in the Board of Directors or any other officer or director of the Company.

  Election to Purchase Common Stock: On or before each July 20th and January 20th (each, an "Election Date"), non-employee directors may elect to purchase shares of the Company's Common Stock with all or any portion of their annual and per meeting attendance fees received for service on the Board of Directors and Committees of the Board of Directors ("director fees") by providing the Company with a written election relating thereto
(an "Election"). The Election must set forth the portion of the director fees to be applied to purchase shares of the Company's Common Stock (the "Purchase Amount") and will be irrevocable as of the applicable Election Date. The Company will withhold the Purchase Amount from the director fees earned by such Participant during the period commencing on the last business day of the month of the applicable Election Date (i.e., July or January) and ending on the last business day of the month that is six months after the month in which the Election occurs (i.e., January or July) (each, a "Purchase Date") and no interest will be paid on such amounts. The Purchase Amount will automatically be used to purchase shares of the Company's Common Stock on the Purchase Date. The number of shares of Common Stock to be purchased pursuant to an Election shall be determined by dividing the Purchase Amount by the fair market value of the Common Stock on the Purchase Date. The price per share will be the fair market value of shares of Common Stock on the Purchase Date and shall be payable solely from the Purchase Amount. Fair market value is defined as the average of the high and low prices of the Stock as reported on the National
Association of Securities Dealers Automated Quotations ("NASDAQ") National Market System. Only whole shares will be purchased under the Director Purchase Plan. To the extent the director fees covered by an Election are not used toward the purchase of Stock, that portion of the director fees will be returned to the participant. As soon as practicable following the Purchase Date, a certificate representing the Common Stock purchased under the Director Purchase Plan will be issued and delivered to the Participant. Rights under the Director Purchase Plan are not transferable.

  Termination of Director Status: If a non-employee director ceases to be a director of the Company following the delivery of an Election but prior to the next purchase, then the Election shall cease to be effective and any amounts withheld from the such non-employee director's fees pursuant to the Election will be paid to such non-employee director in cash.

  Amendment and Termination of Plan: The Board of Directors may terminate, suspend or amend the Director Purchase Plan, provided that certain material amendments must be submitted for stockholder approval to the extent necessary for the Director Purchase Plan to satisfy the requirements of the exemption from the short-swing profit rules under Section 16 of the Securities Exchange Act of 1934, as amended.

  Participation in the Director Purchase Plan is voluntary and benefits received depend on the amount of director fees that a non-employee director elects to defer and the value of the Company's Common Stock in the future. Accordingly, the Company cannot determine the benefits that will be received by non-employee directors under the Director Purchase Plan in the future or the benefits that would have been received during 1993 if the Director Purchase Plan had been in effect.

  The favorable vote of a majority of the Common Stock of the Company in attendance or represented by proxy and entitled to vote at the Annual Meeting is needed to approve the 1994 Stock Purchase Plan for Non-Employee Directors.

  The Board of Directors recommends that the shareholders vote FOR the approval of the Director Purchase Plan.

                              PROPOSAL C
           RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company has selected Deloitte & Touche as its independent public accountants for the fiscal year 1994. At the meeting, the stockholders will be asked to ratify the Board of Director's selection of Deloitte & Touche as the independent public accountants for the fiscal year 1994. During the fiscal year of 1993, Deloitte & Touche provided the professional services related to the examination of the financial statement of the Company and related entities, including annual reports to stockholders and the Securities and Exchange Commission and have certified the same and provided advice with regard to preparation of federal income tax returns and other tax and accounting matters. The Audit Committee of the Board of Directors approved such services, taking into consideration the possible effects which the rendering of such services would have on the independence of the accountants. It is expected that representatives of Deloitte & Touche will be present at the stockholders' meeting to make a statement or to answer questions.

  The favorable vote of a majority of the Common Stock of the Company in attendance or represented by proxy and entitled to vote at the Annual Meeting is needed to ratify the Board of Director's selection of independent public accountants.

  The Board of Directors recommends a vote FOR ratification of the independent public accountants.

                         DISCRETIONARY AUTHORITY

  While the Notice of Annual Meeting calls for the transaction of any other business as may properly come before the meeting, the Board of Directors has no present intention of presenting any matters for action by the stockholders at the meeting, other than as set forth herein. The enclosed proxy gives discretionary authority to vote all shares subject to such proxy in the event that any additional matters should be presented by a stockholder.

  A COPY OF THE FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 31, 1993, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, BUT NOT INCLUDING EXHIBITS, IS ENCLOSED WITH THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS. AMVESTORS FINANCIAL CORPORATION WILL UNDERTAKE TO PROVIDE TO EACH PERSON SOLICITED (INCLUDING BENEFICIAL OWNERS), UPON REQUEST, ADDITIONAL COPIES OF THE FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 31, 1993, INCLUDING FINANCIAL STATEMENTS, SCHEDULES AND EXHIBITS. AMVESTORS RESERVES THE RIGHT TO EXACT A FEE NOT IN EXCESS OF REASONABLE EXPENSES FOR SO DOING.

                             By Order of the Board of Directors


                             /s/ LYNN F. HAMMES

                             LYNN F. HAMMES, Secretary

Dated: April 19, 1994
Topeka, Kansas

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                      APPENDIX

     Page 14 of the printed proxy statement contains a Comparison of Five Year Cumulative Total Return Graph. Pursuant to Item 304(d)(1) and Item 311(b) of Regulation S-T, a copy of the performance graph has been filed under cover of Form SE.